          SECOND MODIFICATION OF REVOLVING CREDIT LOAN
         AND SECURITY AGREEMENT AND TERM LOAN AGREEMENT

          This Second Modification of Revolving Credit Loan and Security Agreement and Term Loan Agreement (this "First Modifica-tion") is made as of June 30, 1995 by and among DIXON TICONDEROGA COMPANY, a Delaware corporation ("DTC"), and DIXON TICONDEROGA INC., an Ontario corporation ("DTI"; DTC and DTI, collectively, the "Borrower"), and FIRST UNION COMMERCIAL CORPORATION, a North Carolina corporation (the "Lender").


                      W I T N E S S E T H:

          WHEREAS, the Borrower has entered into a Revolving Credit Loan, Foreign Exchange and Security Agreement, dated as of May 12, 1994, as amended by First Modification of Revolving Credit Loan and Security Agreement dated as of February 10, 1995 (said Agreement, as so amended and as it may be amended or otherwise modified from time to time hereafter, being hereinafter called the "Revolving Credit Agreement"), pursuant to which Lender has ex-tended financial accommodations to Borrower in the form of a $25,000,000 revolving line of credit, letter of credit and foreign exchange facility in accordance with, and subject to, the terms and conditions of the Revolving Credit Agreement; and

          WHEREAS, the Borrower has entered into a Term Loan Agreement, dated as of May 12, 1994 (said Agreement, as it may be amended or otherwise modified from time to time, being hereinafter called the "Term Loan Agreement"; and, together with the Revolving Credit Agreement, being hereinafter called the "Loan Agreements"), pursuant to which Lender has extended a term loan to Borrower in the principal amount of $10,000,000; and

          WHEREAS, the Borrower has requested Lender to engage in an interest rate swap transaction with the Borrower in order to obtain the benefits of a fixed rate of interest on a portion of the Loans (as such term is defined in the Revolving Credit Agree-ment); and

          WHEREAS, the Lender requires, as a condition of Lender entering into such swap transaction, that certain modifications be made to the Loan Agreements;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

          SECTION 1. Incorporation of Defined Terms. Capitalized terms used in this Second Modification and not otherwise defined herein, shall have the meanings ascribed to them in the Revolving
Credit Agreement.

          SECTION 2.  New and Amended Definitions.

          (a)  Section 1 (Definitions) of the Revolving Credit
Agreement is amended to add the following new definitions:

          "Banking Day" means, in respect of any city, any day on which commercial banks are open for business
     (including dealings in foreign exchange and foreign currency deposits) in that city.

          "Interest Rate Swap Agreement" shall mean the ISDA Master Agreement, including all schedules, confirmations and exhibits thereto, entered into as of the date hereof between Lender and the Borrower, as such agreement may be amended or otherwise modified from time to time here-after.

          "Reference Banks" means four prime banks in the London interbank market.

          (b)  The definitions of "Eurodollar Business Day",
"LIBOR Period", "LIBOR Rate", "Loan Documents" and "Obligations" in Section 1 (Definitions) of the Revolving Credit Agreement are amended to read as follows:

          "Eurodollar Business Day" means a day on which commercial banks and foreign exchange markets settle payments in New York City.

          "LIBOR Period" shall mean the period commencing on the date a LIBOR Loan is made and ending on the numeri-cally corresponding day in the first, second, third or sixth calendar month thereafter; provided that (a) no LIBOR Period may extend beyond the Commitment Termina-tion Date, and (b) if a LIBOR Period would end on a day which is not a Eurodollar Business Day, such LIBOR Peri-od shall be extended to the next Eurodollar Business Day unless, in the case of a LIBOR Loan, such Eurodollar Business Day would fall in the next calendar month, in which event such LIBOR Period shall end on the immedi-ately preceding Eurodollar Business Day.

          "LIBOR Rate" means, for any LIBOR Period, the amount obtained by dividing (a) the interest rate per annum for deposits in U.S. Dollars which appears on the Telerate Page 3750 as of 11:00 A.M. London time, on the day that is two London Banking Days preceding the first day of such LIBOR Period for a period equal to such LIBOR Period by (b) the percentage equal to One Hundred Percent (100%) (expressed as a decimal fraction) minus the Reserve Requirement for such LIBOR Period; provided, however, that if such rate does not so appear on the Telerate Page 3750, then "LIBOR Rate" means, for any LIBOR Period, the amount obtained by dividing (x) the interest rate per annum at which deposits in U.S. Dol-lars are offered by the Reference Banks (in the manner determined below) to prime banks in the London interbank market at approximately 11:00 A.M., London time on the day that is two London Banking Days preceding the first day of such LIBOR Period for a period equal to such LIBOR Period and in an amount substantially equal to the amount of such LIBOR Loan to be outstanding such LIBOR Period by (y) the percentage equal to One Hundred Per-cent (100%) (expressed as a decimal fraction) minus the Reserve Requirement for such LIBOR Period. In determin-ing the interest rate per annum in clause (x) above:
     (i) the Lender will request the principal London office of each of the Reference Banks to provide a quotation of its rate and if at least two such quotations are provid-ed, such rate will be the arithmetic mean of such quota-tions; and (ii) if fewer than two such quotations are provided as requested, such rate in clause (x) above will instead be equal to the arithmetic mean of the interest rates per annum quoted by major banks in New York City, selected by the Lender at approximately 11:00 A.M., New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Peri-od for loans in U.S. Dollars to leading European banks for a period equal to such LIBOR Period and in an amount substantially equal to the amount of such LIBOR Loan to be outstanding during such LIBOR Period. Each calcula-tion by the Lender of the applicable LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

          "Loan Documents" shall mean and collectively refer to this Agreement, the Term Loan Agreement, the Mortgag-es, the Notes, the Letter of Credit Agreement, all For-eign Exchange Contracts, the Sweep Account Security Agreement, the Interest Rate Swap Agreement, the Envi-ronmental Indemnity and Compliance Agreement and all Supplemental Documentation and any and all agreements, instruments and documents, including, without limita-tion, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereaf-ter executed by or on behalf of the Borrower and/or delivered to Lender, First Union, or First Union-NC with respect to this Agreement, or with respect to the trans-actions contemplated by this Agreement, together with any amendments, modifications and supplements thereto, and any renewals or extensions thereof, in whole or in part.

          "Obligations" shall mean and include the Loans, the obligations of the Borrower under this Agreement and all other loans, advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Lender, First Union and/or First Union-NC, of any kind or nature, whether or not ev-idenced by any note, guaranty or other instrument, aris-ing under this Agreement, the Term Loan Agreement, the Notes, the Mortgages, the Foreign Exchange Contracts, the Sweep Account Security Agreement, the Interest Rate Swap Agreement, or the other Loan Documents, whether direct or indirect (including those acquired by assign-ment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, but without limi-tation, all interest, charges, expenses, fees, attorn-eys' and paralegals' fees and any other sums chargeable to the Borrower by the Lender, First Union or First Union-NC under this Agreement or any of the other Loan Documents. The term also includes, but without limita-tion, the obligations of the Borrower under the Interest Rate Swap Agreement for any and all "Loss", "Settlement Amount" and "Unpaid Amounts" as such terms are defined in the Interest Rate Swap Agreement.

          SECTION 3.  Additional Cross-Default.  Paragraph (d) of
Section 1 (Events of Default) of the Revolving Credit Agreement is amended in its entirety to read as follows:

               (d)  The occurrence of any (1) default or
     event of default on the part of the Borrower (including specifically, but without limitation, due to non-pay-
     ment) under the terms of the Subordinated Debt Loan Documents or any other agreement, document or instrument pursuant to which the Borrower has incurred any Indebt-edness (other than the Obligations), which default is not cured within the time, if any, permitted therefor in the agreement, document or instrument governing such Indebtedness, or (2) "Potential Event of Default" or "Event of Default", as such terms are defined in the Interest Rate Swap Agreement;

          SECTION 4.  Maximum Facilities.  Section 2.2 of the
Revolving Credit Agreement (Maximum Revolving Credit Facility) is amended in its entirety to read as follows:

          2.2 Maximum Revolving Credit Facility. Notwith-standing anything to the contrary contained in this Agreement or any of the other Loan Documents but subject to the sublimits on borrowing contained in Exhibit A attached hereto, the aggregate amount of Revolving Cred-it Loans, Letter of Credit Obligations and Foreign Ex-change Contracts shall not exceed Twenty-Five Million U.S. Dollars ($25,000,000) at any time outstanding LESS the aggregate amount, determined by the Lender in its sole discretion, of the obligations of the Borrower under the Interest Rate Swap Agreement for any and all "Loss", "Settlement Amount" and "Unpaid Amounts" as such terms are defined in the Interest Rate Swap Agreement.

          SECTION 5.  Interest Rate on Revolving Credit Loans.
Subsection (c) of Section 2.5 (Interest) of the Revolving Credit
Agreement is deleted in its entirety and replaced with the follow-ing:

          (c) Conversion of Rate Options. On the terms and subject to the conditions of this Agreement, the Borrow-er may elect (A) at any time to convert a Revolving Credit Loan which is a Prime Rate Loan into a LIBOR Loan, or (B) at the end of any LIBOR Period with respect to a LIBOR Loan, to convert such LIBOR Loan into a Prime Rate Loan or to renew such LIBOR Loans for an additional LIBOR Period. Except as set forth in subsection (d) of this section, Loans may be renewed or converted in whole or in part. Each such election shall be made by deliv-ery to the Lender of an Interest Rate Election Notice prior to 10:00 a.m. (Charlotte, North Carolina, time) at least three (3) Eurodollar Business Days prior to the effective date of any conversion to or renewal of a LIBOR Loan and at least one (1) Eurodollar Business Day prior to the effective date of any conversion to a Prime Rate Loan, specifying (1) the date of conversion or renewal (which date shall be a Eurodollar Business Day, and in the case of a conversion from a LIBOR Loan to a Prime Rate Loan, the last day of the LIBOR Period there-
     for); (2) the amount and type of conversion or renewal; and (3) the length of the applicable LIBOR Period. If, within the time period required under this section 2.5(- c), the Lender shall not have received an Interest Rate Election Notice from the Borrower of an election to renew a LIBOR Loan for an additional LIBOR Period, then, upon the expiration of the LIBOR Period therefor, such LIBOR Loan shall be converted automatically to a Prime Rate Loan.

          SECTION 6.  Borrowing Base.  Exhibit "A" Borrowing
Base/Availability to the Revolving Credit Agreement is amended by adding at the end of Part II (Availability) of said Exhibit "A", immediately before the period, the following:

     plus one hundred percent of the amount which the Lender, in its sole discretion, determines to be the aggregate amount of the "Loss", "Settlement Amount" and "Unpaid Amount", as such terms are defined in the Interest Rate Swap Agreement

          SECTION 7.  Termination of Revolving Credit Agreement.
Sections 12.2 (The Borrower's Right to Terminate) and 12.3 (The

Lender's Right to Terminate) of the Revolving Credit Agreement are amended in their entirety to read as follows:

          12.2 The Borrower's Right to Terminate. The Bor-rower may terminate the financing arrangements under this Agreement and the other Loan Documents at the end of the Term, by giving the Lender written notice of such termination, in the manner set forth in section 16.3 below, at least ninety (90) days, prior thereto; provid-ed, however, that in order for any such notice of termi-nation by the Borrower pursuant to this section 12.2 to become effective, the Borrower, on or before such termi-nation date, shall pay the Obligations in full in imme-diately available funds and cause all of the Letters of Credit, Foreign Exchange Contracts and the Interest Rate Swap Agreement to be canceled or terminated and First Union released from all liability thereunder.

          12.3 The Lender's Right to Terminate. The Lender may terminate the financing arrangements under this Agreement and the other Loan Documents at any time, without demand, notice or legal process of any kind, upon the occurrence of an Event of Default; provided, however, that the Lender shall retain the right to pay-ment of the Obligations in accordance with section 3.1 above; and provided, further, that all of the Lender's and First Union's rights and remedies under this Agree-ment and the other Loan Documents shall survive such termination until all of the Obligations have been paid in full and all of the Letters of Credit, Foreign Ex-change Contracts and the Interest Rate Swap Agreement have been canceled or terminated and First Union re-leased from all liability thereunder. On or before the Commitment Termination Date, the Borrower shall pay the Obligations in full in immediately available funds and shall cause all of the Letters of Credit, Foreign Ex-change Contracts and the Interest Rate Swap Agreement to be canceled or terminated and First Union released from all liability thereunder.

          SECTION 8. Ratification. Except as modified hereby, the terms and conditions of the Loan Agreements and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects.

          SECTION 9. Representations and Warranties. The Bor-rower represents warrants to, and agrees with, the Lender and for the benefit of First Union and First Union-NC that (i) it has no defenses, set-offs, or counterclaims of any kind or nature whatso-ever against the Lender, First Union or First Union-NC with re-spect to the Obligations, any of the agreements among the parties hereto, including, without limitation, the obligations of the Borrower under the Loan Agreements, the Notes, this Second Modif-ication or any other Loan Document, or any action previously taken or not taken by the Lender, First Union and/or First Union-NC with respect thereto or with respect to any Lien or Collateral in connection therewith to secure the Obligations, and (ii) this Second Modification has been duly authorized by all necessary corporate action on the part of the Borrower, has been duly exe-cuted by a duly authorized officer of the Borrower, and consti-tutes the valid and binding obligation of the Borrower, enforce-able against each entity comprising the Borrower in accordance with the terms hereof.

          SECTION 10. Loan Agreement Representations and Warran-ties. The Borrower hereby certifies that the representations and warranties contained in the Loan Agreements continue to be true and correct and that no Event of Default, or event which with the passage of time or the giving of notice, or both, would constitute an Event of Default, has occurred.

          SECTION 11. Payment of Expenses. Borrower agrees to pay, upon receipt of an invoice therefor, all fees and expenses of separate legal counsel for the Lender in connection with the preparation, negotiation or execution of this Second Modification.

          SECTION 12. Counterparts. This Second Modification may be executed in any number of counterparts which, when taken to-gether, shall constitute one original.

          SECTION 13. Governing Law; Severability; Defined Terms. This Second Modification shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida. Wherever possible, each provision of this Second Modification shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Second Modifi-cation shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remaining provisions of this Second Modification.

          SECTION 14. WAIVER OF TRIAL BY JURY. EACH OF THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITI-GATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECOND MODIFICATION, THE LOAN AGREEMENTS OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATE-MENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT OF THE PARTIES TO ENTER INTO THIS SECOND MODIFICATION.

          SECTION 15. Titles. The Section titles contained in this Second Modification are and shall be without substantive meaning or content of any kind whatsoever and are not part of this Second Modification.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Modification to be executed as of the date first above written.

                         DIXON TICONDEROGA COMPANY



                         By: /s/ Gino N. Pala
                            --------------------------------------
                            Name:  Gino N. Pala
                            Title: President & CEO

[Corporate Seal]

                         DIXON TICONDEROGA INC.



                         By: /s/ Gino N. Pala
                            --------------------------------------
                            Name:  Gino N. Pala
                            Title: Chairman

[Corporate Seal]


                         FIRST UNION COMMERCIAL CORPORATION



                         By: /s/ Roanne Disalvatore
                            --------------------------------------
                              Name:  Roanne Disalvatore
                              Title: Vice President